                                                                     Exhibit 8.1


                    [Letterhead of Sullivan & Cromwell LLP]

                                                                    May 15, 2003




The Goldman Sachs Group, Inc.,
    85 Broad Street,
        New York, New York 10004.


Ladies and Gentlemen:

                  As counsel to The Goldman Sachs Group, Inc. (the "Company") in connection with the issuance of up to $25,000,000,000 aggregate offering price of the Company's Debt Securities, Warrants, Purchase Contracts, Units, Preferred Stock or Depositary Shares pursuant to the Prospectus which forms a part of the Registration Statement of the Company to which this opinion is filed as an exhibit, we hereby confirm to you that the discussions set forth under the heading "United States Taxation" therein is our opinion, subject to the limitations set forth therein.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "United States Taxation" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                                     Very truly yours,

                                                     /s/ Sullivan & Cromwell LLP